Exhibit 4.9

EXECUTION VERSION

Branson Convention Center

Branson Promenade

CO-LENDER AGREEMENT

Dated as of May 31, 2018

between

TUEBOR TRS II LLC
(BCC Note A-1 Holder)

and

TUEBOR TRS II LLC
(BCC Note A-2 Holder)

and

TUEBOR TRS II LLC
(BP Note A-1 Holder)

and

TUEBOR TRS II LLC
(BP Note A-2 Holder)

TABLE OF CONTENTS

Page

1.	Definitions; Conflicts	2
2.	Servicing of the Mortgage Loans	15
3.	Priority of Notes	17
4.	Workout	18
5.	Accounts; Payment Procedure	18
6.	Limitation on Liability	19
7.	Representations of the Holders	19
8.	Independent Analyses of each Holder	20
9.	No Creation of a Partnership or Exclusive Purchase Right	20
10.	Not a Security	20
11.	Other Business Activities of the Holders	20
12.	Transfer of Notes	21
13.	Exercise of Remedies by the Servicer	23
14.	Rights of the Directing Holder	25
15.	Appointment of Special Servicer	26
16.	Rights of the Non-Directing Holders	27
17.	Advances; Reimbursement of Advances	28
18.	Provisions Relating to Securitization	29
19.	Governing Law; Waiver of Jury Trial	34
20.	Modifications	35
21.	Successors and Assigns; Third Party Beneficiaries	35
22.	Counterparts	35
23.	Captions	35
24.	Notices	35
25.	Custody of Mortgage Loan Documents	36
26.	Replacement Co-Lender Agreement	36

-i-

THIS CO-LENDER AGREEMENT (the “Agreement”), dated as of May 31, 2018, is between TUEBOR TRS II LLC, a Michigan limited liability company (“TTRS”), having an address at c/o Marsh Captive Solutions, 100 Bank Street, Suite 610, Burlington, Vermont 05401, as the holder of BCC Note A-1, TTRS, as the holder of BCC Note A-2, TTRS as the holder of BP Note A-1 and TTRS, as the holder of BP Note A-2.

W I T N E S S E T H:

WHEREAS, Ladder Capital Finance LLC (“LCF”) has made a mortgage loan in the original principal amount of $17,750,000.00 (the “BCC Mortgage Loan”) to Branson Landing Hotel, L.L.C. (the “BCC Borrower”) pursuant to a loan agreement between the BCC Borrower, as borrower, and LCF, as lender, dated as of March 16, 2018 (the “BCC Loan Agreement”), which BCC Mortgage Loan was evidenced by a single promissory note in the original principal amount of $17,750,000.00 (the “Original BCC Promissory Note”);

WHEREAS, the BCC Mortgage Loan is secured by, among other things, a first mortgage lien (the “BCC Mortgage”) on the BCC Borrower’s leasehold interest in the property known as Branson Convention Center located at 200 East Main Street, Branson, Missouri (the “BCC Mortgaged Property”);

WHEREAS, on or about April 30, 2018, the Original BCC Promissory Note was split into two notes pursuant to a Note Splitter and Loan Document Modification Agreement between the BCC Borrower and TTRS, and the BCC Mortgage Loan is presently evidenced by the following notes: Promissory Note A-1 in the original principal amount of $10,650,000 and Promissory Note A-2 in the original principal amount of $7,100,000 (“BCC Note A-1” and “BCC Note A-2”, respectively, and individually, each, a “BCC Note” and collectively the “BCC Notes”);

WHEREAS, LCF has made a mortgage loan in the original principal amount of $13,500,000 (the “BP Mortgage Loan” and together with the BCC Mortgage Loan, the “Mortgage Loans”) to Boutique Hotel Development Company, L.L.C. (the “BP Borrower” and together with the BCC Borrower, the “Borrowers”) pursuant to a loan agreement between the BP Borrower, as borrower, and LCF, as lender, dated as of March 16, 2018 (the “BP Loan Agreement” and together with the BCC Loan Agreement, the “Loan Agreements”), which BP Mortgage Loan was evidenced by a single promissory note in the original principal amount of $13,500,000 (the “Original BP Promissory Note”);

WHEREAS, the BP Mortgage Loan is secured by a first mortgage lien (the “BP Mortgage” and together with the BCC Mortgage, the “Mortgages”) on, among other things, the BP Borrower’s leasehold interest in the property known as Branson Promenade located at 3 Branson Landing Boulevard, Branson, Missouri (the “BP Mortgaged Property” and together with the BCC Mortgaged Property, the “Mortgaged Properties”);

WHEREAS, on or about April 30, 2018, the Original BP Promissory Note was split into two notes pursuant to a Note Splitter and Loan Document Modification Agreement between the BP Borrower and TTRS, and the BP Mortgage Loan is presently evidenced by the following notes: Promissory Note A-1 in the original principal amount of $8,100,000 and Promissory Note A-2 in the original principal amount of $5,400,000 (“BP Note A-1” and “BP Note A-2”, respectively, and individually, each, a “BP Note” and collectively the “BP Notes”, and together with the BCC Notes, each, a “Note” and collectively the “Notes”);

WHEREAS, the Mortgage Loans are cross-collateralized and cross-defaulted with each other pursuant to a certain Cross-Default, Cross-Collateralization and Contribution Agreement, dated as of March 16, 2018, by and among the Borrowers and LCF;

WHEREAS, on or before the date of this Agreement, LCF transferred its right, title and interest in the Notes to TTRS;

WHEREAS, TTRS intends, but is not bound, to sell, transfer and assign all or a portion of its right, title and interest in and to BCC Note A-1 and BP Note A-1 (the “A-1 Notes”) to LCF for sale to a depositor who will in turn transfer the same to a single trust as part of the securitization of one or more mortgage loans; and

WHEREAS, TTRS intends to sell, transfer and assign all of its right, title and interest in BCC Note A-2 and BP Note A-2 (the “UBS-C10 Notes”) to LCF, which intends to sell, transfer and assign all of its right, title and interest in and to the UBS-C10 Notes to UBS Commercial Mortgage Securitization Corp. (“UBSCMSC”), as depositor, pursuant to a Mortgage Loan Purchase Agreement dated as of May 23, 2018, by and between UBSCMSC, as purchaser, and LCF, as seller, and UBSCMSC, as purchaser, intends to transfer its right, title and interest in and to the UBS-C10 Notes to Wilmington Trust, National Association, as trustee for the UBS Commercial Mortgage Trust 2018-C10 under a pooling and servicing agreement, dated as of May 1, 2018 (the “UBS-C10 PSA”), among UBSCMSC, as depositor, Wells Fargo Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor and as asset representations reviewer, Wells Fargo Bank, National Association, as certificate administrator, and Wilmington Trust, National Association, as trustee (such sales, transfers and assignments, the “UBS-C10 Securitization”);

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto mutually agree as follows:

1.           Definitions; Conflicts.     References to a “Section” or the “recitals” are, unless otherwise specified, to a Section or the recitals of this Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Servicing Agreement. To the extent of any inconsistency between this Agreement and the Servicing Agreement, this Agreement shall control. Whenever used in this Agreement, the following terms shall have the respective meanings set forth below unless the context clearly requires otherwise.

“A-1 Note” shall mean BCC Note A-1 and/or BP Note A-1, as the context requires.

“A-1 Notes” shall have the meaning assigned such term in the recitals.

“A-1 Notes Master Servicer” shall mean the master servicer under the A-1 Notes PSA.

“A-1 Notes PSA” shall mean the “pooling and servicing agreement” entered into in connection with the A-1 Notes Securitization.

“A-1 Notes Securitization” shall mean the first sale by the A-1 Notes Holder(s) of all or any portion of the A-1 Notes to a depositor who will in turn include all or such portion (as applicable) of the A-1 Notes as part of the securitization of one or more mortgage loans.

“A-1 Notes Securitization Date” shall mean the closing date of the A-1 Notes Securitization.

“A-1 Notes Special Servicer” shall mean the special servicer for the Mortgage Loans under the A-1 Notes PSA.

“A-1 Notes Trust Fund” shall mean the trust formed pursuant to the A-1 Notes PSA.

“A-1 Notes Trustee” shall mean the Trustee under the A-1 Notes PSA.

“A-2 Note” shall mean BCC Note A-2 and/or BP Note A-2, as the context requires.

“Acceptable Insurance Default” shall have the meaning assigned to such term or analogous term in the Servicing Agreement.

“Advance” shall mean any P&I Advance or Property Advance made with respect to any of the Notes, the Mortgage Loans or the Mortgaged Properties pursuant to the A-1 Notes PSA or the UBS-C10 PSA.

“Affiliate” shall mean, with respect to any specified Person, (a) any other Person controlling or controlled by or under common control with such specified Person (each, a “Common Control Party”), (b) any other Person owning, directly or indirectly, ten percent (10%) or more of the beneficial interests in such Person or (c) any other Person in which such Person or a Common Control Party owns, directly or indirectly, ten percent (10%) or more of the beneficial interests. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, relation to individuals or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” shall mean this Co-Lender Agreement, the exhibits and schedules hereto, and all amendments hereof and supplements hereto.

“Appraisal” shall have the meaning assigned to such term in the Servicing Agreement.

“Asset Status Report” shall have the meaning assigned to such term or an analogous term in the Servicing Agreement.

“BCC Borrower” shall have the meaning assigned such term in the recitals.

“BCC Loan Agreement” shall have the meaning assigned such term in the recitals.

“BCC Mortgage” shall have the meaning assigned such term in the recitals.

“BCC Mortgage Loan” shall have the meaning assigned such term in the recitals.

“BCC Mortgaged Property” shall have the meaning assigned such term in the recitals.

“BCC Note” shall have the meaning assigned such term in the recitals.

“BCC Note A-1” shall have the meaning assigned such term in the recitals.

“BCC Note A-1 Holder” shall mean TTRS or any subsequent holder of BCC Note A-1.

“BCC Note A-1 Principal Balance” shall mean at any time of determination, the initial BCC Note A-1 Principal Balance as set forth in the Mortgage Loan Schedule less any payments of principal thereon received by the BCC Note A-1 Holder and any reductions in such amount pursuant to Section 4.

“BCC Note A-2” shall have the meaning assigned such term in the recitals.

“BCC Note A-2 Holder” shall mean TTRS or any subsequent holder of BCC Note A-2.

“BCC Note A-2 Principal Balance” shall mean at any time of determination, the initial BCC Note A-2 Principal Balance as set forth in the Mortgage Loan Schedule less any payments of principal thereon received by the BCC Note A-2 Holder and any reductions in such amount pursuant to Section 4.

“BP Borrower” shall have the meaning assigned such term in the recitals.

“BP Loan Agreement” shall have the meaning assigned such term in the recitals.

“BP Mortgage” shall have the meaning assigned such term in the recitals.

“BP Mortgage Loan” shall have the meaning assigned such term in the recitals.

“BP Mortgaged Property” shall have the meaning assigned such term in the recitals.

“BP Note” shall have the meaning assigned such term in the recitals.

“BP Note A-1” shall have the meaning assigned such term in the recitals.

“BP Note A-1 Holder” shall mean TTRS or any subsequent holder of BP Note A-1.

“BP Note A-1 Principal Balance” shall mean at any time of determination, the initial BP Note A-1 Principal Balance as set forth in the Mortgage Loan Schedule less any payments of principal thereon received by the BP Note A-1 Holder and any reductions in such amount pursuant to Section 4.

“BP Note A-2” shall have the meaning assigned such term in the recitals.

“BP Note A-2 Holder” shall mean TTRS or any subsequent holder of BP Note A-2.

“BP Note A-2 Principal Balance” shall mean at any time of determination, the initial BP Note A-2 Principal Balance as set forth in the Mortgage Loan Schedule less any payments of principal thereon received by the BP Note A-2 Holder and any reductions in such amount pursuant to Section 4.

“Borrowers” shall have the meaning assigned to such term in the recitals.

“Business Day” shall have the meaning assigned to such term in the Servicing Agreement.

“CLO Asset Manager” shall mean, with respect to any Securitization Vehicle that is a CLO, the entity that is responsible for managing or administering the underlying assets of such Securitization Vehicle or, if applicable, the assets of any Intervening Trust Vehicle (including, without limitation, the right to exercise any consent and control rights available to the Directing Holder).

“Certificates” shall mean any securities issued in connection with the A-1 Notes Securitization or the UBS-C10 Securitization.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collection Account” shall mean the “collection account” or sub-account thereof, established under the Servicing Agreement for the purpose of servicing the Mortgage Loans.

“Consultation Termination Event” shall have the meaning assigned to such term or an analogous term in the Servicing Agreement.

“Control” shall mean the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interests of an entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise. “Controlled by,” “controlling” and “under common control with” shall have the respective correlative meaning thereto.

“Control Note” shall mean BCC Note A-1.

“Control Note Holder” shall mean TTRS or any subsequent holder of the Control Note.

“CREFC® Investor Reporting Package®” shall have the meaning assigned to such term or an analogous term in the Servicing Agreement.

“DBRS” shall mean DBRS, Inc. and its successors in interest.

“Defaulted Mortgage Loans” shall mean both of the Mortgage Loans together in the event that either one of the Mortgage Loans is delinquent at least 60 days in respect of its Monthly Payments or more than 60 days in respect of its balloon payment, in either case to be determined without giving effect to any grace period permitted by the applicable Mortgage Loan Documents and without regard to any acceleration of payments under the applicable Mortgage Loan Documents.

“Depositor” shall mean (i) with respect to the A-1 Notes Securitization, the depositor under the A-1 Notes PSA and (ii) with respect to the UBS-C10 Securitization, UBSCMSC.

“Directing Holder” shall mean (i) at any time the Control Note is not included in a securitization, the Control Note Holder or such other party that the Control Note Holder grants the right to exercise the rights granted to the Directing Holder in this Agreement and (ii) at any time the Control Note is included in a securitization, the holders of Certificates representing the specified interest in the class of Certificates designated as the “controlling class” under the A-1 Notes Securitization or the duly appointed representative of the holders of such Certificates; provided, that no Borrower Party, as defined in the applicable Servicing Agreement, thereof shall be entitled to act as Directing Holder.

“Excluded Amounts” shall mean:

(i)           proceeds, awards or settlements to be applied to the restoration or repair of a Mortgaged Property or released to a Borrower in accordance with the terms of the Mortgage Loan Documents;

(ii)          amounts required to be deposited in reserve or escrow pursuant to the Mortgage Loan Documents; and

(iii)         amounts that are then due and payable pursuant to the Servicing Agreement to the parties to the Servicing Agreement, including, without limitation, Servicing Fees, Special Servicing Fees, if applicable, reimbursement of costs and expenses, reimbursement of Property Advances and interest thereon at the Reimbursement Rate;

but shall not include (A) any amounts received in respect of any P&I Advances (and interest thereon), (B) any Servicing Fees due to the Master Servicer in excess of the Servicing Fee calculated at the “primary servicing fee rate” set forth in the Servicing Agreement and (C) any trustee fees.

“Fitch” shall mean Fitch Ratings, Inc. and its successors in interest.

“Holder” shall mean the BCC Note A-1 Holder, the BCC Note A-2 Holder, the BP Note A-1 Holder and/or the BP Note A-2 Holder, as the context indicates.

“Intervening Trust Vehicle” shall mean, with respect to any Securitization Vehicle that is a CLO, a trust vehicle or entity that holds a Note as collateral securing (in whole or in part) any obligation or security held by such Securitization Vehicle as collateral for the CLO.

“KBRA” shall mean Kroll Bond Rating Agency, Inc. and its successors in interest.

“LCF” shall mean Ladder Capital Finance LLC and its successors in interest.

“Lead Note” shall mean the Note or Notes included in the Lead Securitization.

“Lead Note Holder” shall mean the Holder of the Lead Note.

“Lead Note Seller” shall mean the entity that sells the Lead Note into the Lead Securitization.

“Lead PSA” shall mean (a) during the period from and after the UBS-C10 Securitization Date and prior to the A-1 Notes Securitization Date, the UBS-C10 PSA and (b) from and after the A-1 Notes Securitization Date, the A-1 Notes PSA.

“Lead Securitization” shall mean (a) during the period from and after the UBS-C10 Securitization Date and prior to the A-1 Notes Securitization Date, the UBS-C10 Securitization and (b) from and after the A-1 Notes Securitization Date, the A-1 Notes Securitization.

“Lead Securitization Trust” shall mean (a) during the period from and after the UBS-C10 Securitization Date and prior to the A-1 Notes Securitization Date, the trust established under the UBS-C10 PSA in connection with the UBS-C10 Securitization and, (b) from and after the A-1 Notes Securitization Date, the trust established under the A-1 Notes PSA in connection with the A-1 Notes Securitization.

“Lead Servicer” shall mean (a) during the period from and after the UBS-C10 Securitization Date and prior to the A-1 Notes Securitization Date, the servicer and/or special servicer designated under the UBS-C10 PSA and, (b) from and after the A-1 Notes Securitization Date, the servicer and/or special servicer designated under the A-1 Notes PSA.

“Lead Trustee” shall mean (a) during the period from and after the UBS-C10 Securitization Date and prior to the A-1 Notes Securitization Date, the UBS-C10 Trustee and, (b) from and after the A-1 Notes Securitization Date, the trustee designated under the A-1 Notes Securitization.

“Liquidation Proceeds” shall have the meaning assigned to such term or an analogous term in the Servicing Agreement.

“Loan Agreements” shall have the meaning assigned to such term in the recitals.

“Major Action” shall have the meaning assigned to the term “Material Action,” “Major Action,” “Major Decision” or any equivalent term in the Servicing Agreement.

“Master Servicer” shall mean the master servicer under the Servicing Agreement and any successor thereunder.

“Master Servicer Remittance Date” shall mean:

(a)         during the period after the UBS-C10 Securitization Date but prior to the A-1 Notes Securitization Date:

(i)          with respect to the UBS-C10 Notes, the “Master Servicer Remittance Date” (or analogous term) as defined in the UBS-C10 PSA; and

(ii)         with respect to the A-1 Notes, one Business Day after the “Determination Date” (or analogous term) as defined in the UBS-C10 PSA

(b)         after the A-1 Notes Securitization Date:

(i)          with respect to the UBS-C10 Notes, two Business Days prior to the “Master Servicer Remittance Date” (or analogous term) as defined in the UBS-C10 PSA (as long as such date is at least one Business Day after receipt of the Monthly Payment); and

(ii)         with respect to the A-1 Notes the “Master Servicer Remittance Date” (or analogous term) as defined in the A-1 Notes PSA.

“Maturity Date” shall have the meaning assigned to such term in Exhibit A.

“Monthly Payment” with respect to any period shall mean all amounts due and payable to any Holder or Holders during such period in accordance with the Mortgage Loan Documents.

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors in interest.

“Morningstar” shall mean Morningstar Credit Ratings, LLC and its successors in interest.

“Mortgages” shall have the meaning assigned to such term in the recitals.

“Mortgage Interest Rate” shall mean the Mortgage Interest Rate set forth in the Mortgage Loan Schedule with respect to each Note.

“Mortgage Loans” shall have the meaning assigned such term in the recitals.

“Mortgage Loan Documents” shall mean the Mortgages, the Loan Agreements, the Notes, and all other documents evidencing or securing the Mortgage Loans.

“Mortgage Loan Principal Balance” shall mean, at any date of determination, the principal balance of the Notes evidencing the Mortgage Loans, individually or in the aggregate as the context may require.

“Mortgage Loan Schedule” shall mean the schedule in the form attached hereto as Exhibit A, which schedule sets forth certain information regarding the Mortgage Loans and the Notes.

“Mortgaged Properties” shall have the meaning assigned such term in the recitals.

“Non-Control Note” shall mean any Note other than the Control Note.

“Non-Directing Holders” shall mean the holders of any of the Non-Control Notes or, if any of such Notes have been included in a Securitization, the holders of Certificates representing the specified interest in the class of Certificates designated as the “controlling class” or the duly appointed representative of the holders of such Certificates or such other party otherwise entitled under the UBS-C10 PSA to exercise the rights granted to the Non-Directing Holders in this Agreement. If any Non-Control Note is no longer in a Securitization, the Non-Directing Holder with respect to such Note will be the then-current Holder of such Note.

“Non-Lead Master Servicer” shall mean, with respect to the UBS-C10 Notes, from and after the A-1 Notes Securitization Date, the master servicer designated under the UBS-C10 PSA.

“Non-Lead Note” shall mean each of the Notes other than the Lead Note.

“Non-Lead Note Holder” shall mean a holder of a Non-Lead Note.

“Non-Lead Servicing Agreement” shall mean, from and after the A-1 Notes Securitization Date, the UBS-C10 PSA.

“Non-Lead Special Servicer” shall mean, from and after the A-1 Notes Securitization Date, the special servicer designated under the UBS-C10 PSA.

“Nonrecoverable Advance” shall have the meaning ascribed to such term in the Servicing Agreement.

“Note” shall have the meaning assigned such term in the recitals.

“Notes” shall have the meaning assigned such term in the recitals.

“Original BCC Promissory Note” shall have the meaning assigned such term in the recitals.

“Original BP Promissory Note” shall have the meaning assigned such term in the recitals.

“P&I Advance” shall mean an advance made by a party to the A-1 Notes PSA or the UBS-C10 PSA, as applicable, with respect to a delinquent monthly debt service payment on the Notes included in the related Securitization.

“Penalty Charges” shall mean any amounts collected from any Borrower that represent default charges, penalty charges, late fees and/or default interest, but excluding any yield maintenance charge or prepayment premium.

“Permitted Fund Manager” shall mean any Person (a) listed on Exhibit C attached hereto or (b) that on the date of determination is (i) a Qualified Transferee or any other nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, (ii) investing through one or more funds with committed capital of at least $250,000,000 and (iii) not subject to a proceeding, whether voluntary or involuntary, relating to the bankruptcy, insolvency, reorganization or relief of debtors.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Property Advance” shall mean an advance made in respect of property protection expenses or expenses incurred to protect, preserve and enforce the security for a Mortgage Loan or to pay taxes and assessments or insurance premiums with respect to a Mortgaged Property.

“Pro Rata and Pari Passu Basis” shall mean with respect to the Notes and each Holder, (i) for purposes of allocating payments of interest among the Notes, each Note or Holder, as the case may be, is allocated its respective pro rata share based on the interest accrued on such Note at the respective Mortgage Interest Rate of such Note based on the outstanding principal balance of such Note and (ii) for all other purposes, the allocation of any particular payment, collection, cost, expense, liability or other amount between such Notes or such Holders, as the case may be, without any priority of any such Note or any such Holder over another Note or Holder, as the case may be, and in any event such that each Note or Holder, as the case may be, is allocated its respective pro rata share based on the principal balance of its Note in relation to the aggregate principal balance of both Mortgage Loans of such particular payment, collection, cost, expense, liability or other amount.

“PSA” shall mean the A-1 Notes PSA and the UBS-C10 PSA, as the context requires.

“Qualified Servicer” shall mean any nationally recognized commercial mortgage loan servicer (1) rated at least “CSS3,” in the case of a special servicer, or at least “CMS2,” in the case of a master servicer, by Fitch, (2) on the S&P Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, (3) as to which neither Moody’s nor KBRA has cited servicing concerns of such servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any CMBS transaction rated by Moody’s or KBRA, as applicable, and serviced by such servicer prior to the time of determination, (4) a servicer that (i) during the 12-month period prior to the date of determination, acted as master servicer or special servicer, as applicable, in a commercial mortgage loan securitization rated by Morningstar and (ii) Morningstar has not qualified, downgraded or withdrawn the then-current rating or ratings of one or more classes of such certificates citing servicing concerns with the servicer or special servicer, as applicable, as the sole or material factor in such rating action and (5) in the case of DBRS, that within the twelve (12) month period prior to the date of determination such servicer was acting as servicer or special servicer, as applicable, in a commercial mortgage loan securitization that was rated by DBRS and DBRS has not downgraded or withdrawn the then current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such servicer as servicer or special servicer, as applicable, of such commercial mortgage securities as a material reason for such downgrade or withdrawal. For purposes of this definition, for so long as any Note is included in a Securitization, the ratings or actions of any Rating Agency that is not rating any such Securitization(s) shall not be considered.

“Qualified Transferee” shall mean LCF, or an Affiliate of any Holder or one or more of the following (other than the Borrowers or any entity which is an Affiliate of the Borrowers):

(i)          an insurance company, bank, savings and loan association, investment bank, trust company, commercial credit corporation, pension plan, pension fund, pension fund advisory firm, mutual fund, real estate investment trust or governmental entity or plan; or

(ii)          an investment company, money management firm or a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, which regularly engages in the business of making or owning investments of types similar to the Mortgage Loans; or

(iii)         an institution substantially similar to any of the foregoing entities described in clauses (i) or (ii) above; or

(iv)         any entity Controlled by or under common Control or Controlling any of the entities described in clauses (i), (ii) or (iii) above; or

(v)         a Qualified Trustee (or, in the case of a CLO, a single purpose bankruptcy-remote entity that contemporaneously pledges its interest in a Note to a Qualified Trustee) in connection with (A) a securitization of, (B) the creation of collateralized loan (or debt) obligations (“CLO”) secured by, or (C) a financing through an “owner trust” of, any interest in a Note (any of the foregoing, a “Securitization Vehicle”), provided that either (1) one or more classes of securities issued by such Securitization Vehicle is initially rated at least investment grade by at least two nationally recognized credit rating agencies; (2)  the special servicer for the Securitization Vehicle is a Qualified Servicer at the time of transfer; or (3) in the case of a Securitization Vehicle that is a CLO, the CLO Asset Manager and, if applicable, each Intervening Trust Vehicle that is not administered and managed by a CLO Asset Manager that is a Qualified Transferee, is a Qualified Transferee under clause (i), (ii), (iii) or (iv) of this definition; or

(vi)        an investment fund, limited liability company, limited partnership or general partnership in which a Permitted Fund Manager acts as the general partner, managing member, or the fund manager responsible for the day to day management and operation of such investment vehicle, provided that greater than fifty percent (50%) of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Transferees, which, in the case of each of clauses (i), (ii), and (iii) of this definition, has at least $400,000,000 in total assets (in name or under management) and (except with respect to a pension advisory firm or similar fiduciary) at least $200,000,000 in capital/statutory surplus or shareholders’ equity, and is regularly engaged in the business of making or owning commercial real estate loans or commercial loans similar to the Mortgage Loans.

“Qualified Trustee” shall mean (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority, (ii) an institution insured by the Federal Deposit Insurance Corporation or (iii) an institution whose long-term senior unsecured debt is then rated in one of the top two rating categories of each of the Rating Agencies.

“Rating Agencies” shall mean DBRS, Moody’s, Fitch, KBRA, Morningstar and S&P and their respective successors in interest or, if any of such entities shall for any reason no longer perform the functions of a securities rating agency, any other nationally recognized statistical rating agency reasonably designated by any Holder to rate the securities issued in connection with the Securitization of the related Note; provided, however, that, unless specified otherwise, at any time during which any Note is an asset of a Securitization, “Rating Agencies” or “Rating Agency” shall mean only those rating agencies that are engaged by the applicable Depositor from time to time to rate the securities issued in connection with such Securitization.

“Rating Agency Confirmation” shall mean each of the applicable Rating Agencies for each Securitization shall have confirmed in writing that the occurrence of the event with respect to which such Rating Agency Confirmation is sought shall not result in a downgrade, qualification or withdrawal of the applicable rating or ratings ascribed by such Rating Agency to any of the Certificates then outstanding. In the event that no Certificates are outstanding or none of the Notes are included in a Securitization, any action that would otherwise require a Rating Agency Confirmation shall require the consent of the Control Note Holder, which consent shall not be unreasonably withheld, conditioned or delayed.

For the purposes of this Agreement, if any Rating Agency (1) waives, declines or refuses, in writing to review or otherwise engage any request for a confirmation hereunder from such Rating Agency that a proposed action will not result in a qualification, downgrade or withdrawal of its then current rating of the securities issued pursuant to the related Securitization, or (2) does not reply to such request or responds in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation and the related timing, notice and other applicable provisions set forth in the Servicing Agreement and the Non-Lead Servicing Agreement, as applicable, have been satisfied, then for such request only, the condition that such confirmation by such Rating Agency (only) be obtained will be deemed not to apply for purposes of this Agreement. For purposes of clarity, any such waiver, declination or refusal to review or otherwise engage in any request for such confirmation hereunder shall not be deemed a waiver, declination or refusal to review or otherwise engage in any subsequent request for such Rating Agency Confirmation hereunder and the condition for such Rating Agency Confirmation pursuant to this Agreement for any subsequent request shall apply regardless of any previous waiver, declination or refusal to review or otherwise engage in such prior request.

“Reimbursement Rate” shall have the meaning assigned to such term or the term “Advance Rate” or an analogous term in the Servicing Agreement.

“REO Property” shall mean the Mortgaged Properties, title to which has been acquired by the Servicer on behalf of (or other Person designated by) the Holders through foreclosure, deed in lieu of foreclosure or otherwise.

“S&P” shall mean S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, and its successors in interest.

“Securitization” shall mean the A-1 Notes Securitization and the UBS-C10 Securitization, as the context requires.

“Servicer” shall mean (i) the Master Servicer with respect to a non-Specially Serviced Mortgage Loan and the Special Servicer with respect to a Specially Serviced Mortgage Loan, or (ii) with respect to a specific function, right or obligation as to which the Servicing Agreement designates the Master Servicer or the Special Servicer, the party so designated, as applicable, pursuant to the Servicing Agreement.

“Servicing Agreement” shall mean (a) during the period from and after the UBS-C10 Securitization Date and prior to the A-1 Notes Securitization Date, the UBS-C10 PSA and, (b) after the A-1 Notes Securitization Date, the A-1 Notes PSA; provided that in the event the Lead Note is no longer an asset of the trust fund created pursuant to the Servicing Agreement, the term “Servicing Agreement” shall refer to the subsequent servicing agreement entered into pursuant to Section 2.

“Servicing Fee” shall mean the fee of the Master Servicer pursuant to the terms of the Servicing Agreement, which will generally be calculated as the product of (i) the Servicing Fee Rate and (ii) the outstanding principal balance of the Mortgage Loans as of the date of determination.

“Servicing Fee Rate” shall have the meaning applied to such term in the Servicing Agreement, being the rate per annum which, when applied to the Mortgage Loan Principal Balance (which may be a different rate with respect to each of the Notes), will determine the servicing fee payable to the Master Servicer under the Servicing Agreement.

“Servicing File” shall have the meaning assigned to such term or an analogous term in the Servicing Agreement.

“Servicing Standard” shall have the meaning assigned to such term or an analogous term in the Servicing Agreement.

“Servicing Transfer Event” shall mean any of the events specified in the Servicing Agreement, whereby the servicing of the Mortgage Loans is required to be transferred to the Special Servicer from the Master Servicer.

“Special Servicer” shall mean the special servicer of the Mortgage Loans as appointed under the terms of this Agreement and the Servicing Agreement, or any successor special servicer appointed as provided thereunder and hereunder.

“Special Servicing Fee” shall have the meaning given to such term or an analogous term in the Servicing Agreement.

“Specially Serviced Mortgage Loan” shall mean the Mortgage Loans during the period the Mortgage Loans are serviced by the Special Servicer following a Servicing Transfer Event.

“Transfer” shall mean any assignment, pledge, conveyance, sale, transfer, mortgage, encumbrance, grant of a security interest, issuance of a participation interest, or other disposition, either directly or indirectly, by operation of law or otherwise.

“Trustee” shall mean the trustee under the A-1 Notes PSA or the UBS-C10 PSA, as the context requires.

“TTRS” shall mean Tuebor TRS II LLC and its successors in interest.

“UBS-C10 Master Servicer” shall mean the master servicer under the UBS-C10 PSA.

“UBS-C10 Notes” shall have the meaning assigned to such term in the recitals.

“UBS-C10 PSA” shall have the meaning assigned to such term in the recitals.

“UBS-C10 Securitization” shall have the meaning assigned to such term in the recitals.

“UBS-C10 Securitization Date” shall mean the closing date of the UBS-C10 Securitization.

“UBS-C10 Special Servicer” shall mean the special servicer for the Mortgage Loans under the UBS-C10 PSA.

“UBS-C10 Trustee” shall mean the trustee under the UBS-C10 PSA.

“UBS-C10 Trust Fund” shall mean the trust formed pursuant to the UBS-C10 PSA.

“UBSCMSC” shall mean UBS Commercial Mortgage Securitization Corp. and its successors in interest.

2.            Servicing of the Mortgage Loans.    (a)  Each Holder acknowledges and agrees that, subject in each case to the specific terms of this Agreement, the Mortgage Loans shall be serviced as follows:

(i)           from and after the UBS-C10 Securitization Date, but prior to the A-1 Notes Securitization Date, by the UBS-C10 Master Servicer and the UBS-C10 Special Servicer pursuant to the terms of this Agreement and the UBS-C10 PSA; and

(ii)          from and after the A-1 Notes Securitization Date, by the A-1 Notes Master Servicer and the A-1 Notes Special Servicer pursuant to the terms of this Agreement and the A-1 Notes PSA.

Each Holder agrees to reasonably cooperate with each Servicer with respect to its exercise of its rights and obligations under the Servicing Agreement.

(b)         The A-1 Notes PSA and UBS-C10 PSA shall contain terms and conditions that are customary for securitization transactions involving assets similar to the Mortgage Loans and that are otherwise (i) required by the Code relating to the tax elections of the A-1 Notes Trust Fund and the UBS-C10 Trust Fund, (ii) required by law or changes in any law, rule or regulation or (iii) requested by the Rating Agencies rating the A-1 Notes Securitization or the UBS-C10 Securitization. In addition, the A-1 Notes PSA and UBS-C10 PSA shall have such additional provisions as are set forth in Section 18. The Control Note Holder shall have the right to designate the Master Servicer and Special Servicer for the A-1 Notes Securitization as long as each such party is a Qualified Servicer.

(c)          Subject to the terms and conditions of this Agreement, each Holder hereby irrevocably and unconditionally consents to the appointment of the Master Servicer and the

Trustee under the Servicing Agreement by the Depositor and the appointment of the Special Servicer by the Directing Holder and agrees to reasonably cooperate with the Master Servicer and the Special Servicer with respect to the servicing of the Mortgage Loans in accordance with the Servicing Agreement. Each Holder hereby appoints the Master Servicer, the Special Servicer and the Trustee under the Servicing Agreement as such Holder’s attorney-in-fact to sign any documents reasonably required with respect to the administration and servicing of the Mortgage Loans on its behalf under the Servicing Agreement (subject at all times to the rights of the Holders as set forth herein and in such Servicing Agreement).

(d)         If, at any time the Lead Note is no longer in a Securitization, the Control Note Holder shall cause the Mortgage Loans to be serviced pursuant to a servicing agreement that is substantially similar to the Servicing Agreement (and, if any Non-Lead Note is in a Securitization, subject to receipt of a Rating Agency Confirmation from the Rating Agencies that were engaged by the Depositor to rate such Securitization) and all references herein to the “Servicing Agreement” shall mean such subsequent Servicing Agreement; provided, however, that until a replacement Servicing Agreement has been entered into (and such written confirmation has been obtained), the Control Note Holder shall cause the Mortgage Loans to be serviced pursuant to the provisions of the Servicing Agreement as if such agreement was still in full force and effect with respect to the Mortgage Loans; provided, further, however, that until a replacement Servicing Agreement is in place, the actual servicing of the Mortgage Loans may be performed by any Qualified Servicer appointed by the Control Note Holder and does not have to be performed by the service providers set forth under the Servicing Agreement that was previously in effect.

(e)         Notwithstanding anything to the contrary contained herein (including Sections 4 and 13(a)), each Servicing Agreement shall provide that the Servicer shall be required to service and administer the Mortgage Loans in accordance with the Servicing Standard as set forth in such Servicing Agreement, and any Holder who is not a Borrower or an Affiliate of a Borrower shall be deemed a third-party beneficiary of such provisions of the Servicing Agreement that run to the benefit of such Holder. It is understood that any Non-Lead Note Holder may separately appoint a servicer for its Non-Lead Note, by itself or together with other assets, but any such servicer will have no responsibility hereunder and shall be compensated solely by the applicable Non-Lead Note Holder from funds payable to it hereunder or otherwise.

(f)          The Holders acknowledge that the Servicer is to comply with this Agreement and the Mortgage Loan Documents in connection with the servicing of the Mortgage Loans.

(g)         If any Note is included as an asset of a real estate mortgage investment conduit (a “REMIC”), within the meaning of Section 860D(a) of the Code, then, any provision of this Agreement to the contrary notwithstanding: (i) the Mortgage Loans shall be administered such that the Notes shall qualify at all times as (or as interests in) a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code, (ii) any real property (and related personal property) acquired by or on behalf of the Holders pursuant to a foreclosure, exercise of a power of sale or delivery of a deed in lieu of foreclosure of the Mortgages or lien on such property following a default on the Mortgage Loans shall be administered so that the interest of the pro rata share of each Holder therein shall at all times qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code, and (iii) no Servicer may modify, waive or amend any provision of the Mortgage Loans, consent to or withhold consent from any action of the Borrowers, or exercise or refrain from exercising any powers or rights that the Holders may have under the Mortgage Loan Documents, if any such action would constitute a “significant modification” of either Mortgage Loan, within the meaning of Section 1.860G-2(b) of the regulations of the United States Department of the Treasury, more than three (3) months after the startup day of the REMIC that includes any Note (or any portion thereof). Each Holder agrees that the provisions of this paragraph shall be effected by compliance with any REMIC provisions in the Servicing Agreement relating to the administration of the Mortgage Loans.

(h)         In the event that one of the Notes is included in a REMIC, the other Holders shall not be required to reimburse such Holder or any other Person for payment of any taxes imposed on such REMIC or Advances therefor or for any interest on such Advance or for deficits in other items of disbursement or income resulting from the use of funds for payment of any such taxes, nor shall any disbursement or payment otherwise distributable to the other Holders be reduced to offset or make-up any such payment or deficit.

(i)          In the event that TTRS, LCF or an affiliate desires to “uncross” the Mortgage Loans in connection with a repurchase demand that results from an alleged document defect or an alleged breach of a representation or warranty that was made in connection with a Securitization, the terms of the both the Lead PSA and the Non-Lead Servicing Agreement (if any) shall be complied with in connection with the uncrossing of the Mortgage Loans. Subject to the foregoing, each Servicer, the Non-Lead Master Servicer (if any) and Non-Lead Special Servicer (if any) shall reasonably cooperate with any request of TTRS, LCF or an affiliate to “uncross” the Mortgage Loans in such circumstances in order to permit the A-1 Note and A-2 Note relating to the Mortgage Loan allegedly affected by the claimed document defect or breach of a representation or warranty to be removed from the respective Securitization(s) to which they were contributed without having to also remove the A-1 Note or A-2 Note relating to the other Mortgage Loan.

3.           Priority of Notes.    The Notes shall be of equal priority, and no portion of any Note shall have priority or preference over any portion of the other Notes or security therefor. Except for the Excluded Amounts, all amounts tendered by the Borrowers or otherwise available for payment on the Mortgage Loans, whether received in the form of Monthly Payments, a balloon payment, Liquidation Proceeds, proceeds under any guaranty, letter of credit or other instrument serving as security on the Mortgage Loans, proceeds under title, hazard or other insurance policies or awards or settlements in respect of condemnation proceedings or similar exercise of the power of eminent domain shall be distributed by the Master Servicer and applied to the Notes on a Pro Rata and Pari Passu Basis.

The Servicing Agreement may provide for the application of Penalty Charges paid in respect of the Mortgage Loans to be used to (i) pay the Master Servicer, the Trustee or the Special Servicer for interest accrued on any Property Advances, (ii) to pay the parties to any Securitization for interest accrued on any P&I Advance, (iii) to pay certain other expenses incurred with respect to the Mortgage Loans and (iv) to pay to the Master Servicer and/or the Special Servicer as additional servicing compensation, except that, for so long as any Note is not included in a Securitization, any Penalty Charges allocated to such Note that are not applied pursuant to clauses (i)-(iii) above shall be remitted to the respective Holder and shall not be paid to the Master Servicer and/or the Special Servicer without the express consent of such Holder.

4.           Workout.     Notwithstanding anything to the contrary contained herein, but subject to the terms and conditions of the Servicing Agreement and Section 13 of this Agreement, and the obligation to act in accordance with the Servicing Standard, if the Lead Note Holder, or any Servicer, in connection with a workout or proposed workout of a Mortgage Loan, modifies the terms thereof such that (i) the Mortgage Loan Principal Balance of such Mortgage Loan is decreased, (ii) the Mortgage Interest Rate of such Mortgage Loan is reduced, (iii) payments of interest or principal on any applicable Note are waived, reduced or deferred or (iv) any other adjustment is made to any of the payment terms of such Mortgage Loan, such modification shall not alter, and any modification of the applicable Mortgage Loan Documents shall be structured to preserve, the equal priorities of the applicable Notes as described in Section 3.

5.           Accounts; Payment Procedure.     The Servicing Agreement shall provide that the Master Servicer shall establish and maintain the Collection Account or Collection Accounts, as applicable. Each of the Holders hereby directs the Master Servicer, in accordance with the priorities set forth in Section 3 hereof, and subject to the terms of the Servicing Agreement, (i) to deposit into the applicable Collection Account within the time period specified in the Servicing Agreement all payments received with respect to the Mortgage Loans and (ii) to remit from the applicable Collection Account for deposit or credit on the applicable Master Servicer Remittance Date all payments received with respect to and allocable to the Notes by wire transfer to accounts maintained by each respective Holder; provided that delinquent payments received by the Master Servicer after the related Master Servicer Remittance Date shall be remitted by the Master Servicer to such accounts within the time period specified in the Servicing Agreement.

If any Servicer holding or having distributed any amount received or collected in respect of any Note determines, or a court of competent jurisdiction orders, at any time that any amount received or collected in respect of any Note must, pursuant to any insolvency, bankruptcy, fraudulent conveyance, preference or similar law, be returned to any Borrower or paid to any Holder or any Servicer or paid to any other Person, then, notwithstanding any other provision of this Agreement, no Servicer shall be required to distribute any portion thereof to the applicable Holder, and such Holder shall promptly on demand repay to such Servicer the portion that has been distributed to such Holder together with interest thereon at such rate, if any, as such Servicer shall have been required to pay to any Borrower, any Holder, any Servicer or such other person or entity with respect thereto. Each of the Holders agrees that if at any time it shall receive from any sources whatsoever any payment on account of the Mortgage Loans in excess of its distributable share thereof, it will promptly remit such excess to the Master Servicer. The Master Servicer shall have the right to offset any amounts due hereunder from the applicable Holder with respect to the Mortgage Loans against any future payments due to such Holder under the Mortgage Loans, provided, that the obligations of the Holders under this Section 5 are separate and distinct obligations from one another and in no event shall any Servicer enforce the obligations of any Holder against any other Holder. The obligations of the Holders under this

Section 5 constitute absolute, unconditional and continuing obligations and each Servicer shall be deemed a third-party beneficiary of these provisions.

6.           Limitation on Liability.     Subject to the terms of the Servicing Agreement, no Holder (including the Master Servicer or the Special Servicer on its behalf) shall have any liability to any other Holder with respect to any Note, except (1) with respect to the Advance reimbursement provisions set forth in Section 17 and (2) with respect to losses actually suffered due to the gross negligence, willful misconduct or material breach of this Agreement on the part of such Holder (including the Master Servicer or the Special Servicer on its behalf, except that the Master Servicer’s or Special Servicer’s liability is further limited or expanded as set forth in the Servicing Agreement).

7.           Representations of the Holders.   (a)  Each of the initial Holders hereby represents and warrants to, and covenants with each other Holder that, as of the date hereof:

(i)           It is duly organized, validly existing and in good standing under the laws of the State under which it is organized.

(ii)          The execution and delivery of this Agreement by such Holder, and performance of, and compliance with, the terms of this Agreement by such Holder, will not violate its organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or that is applicable to it or any of its assets, in each case which materially and adversely affect its ability to carry out the transactions contemplated by this Agreement.

(iii)         Such Holder has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement and has duly executed and delivered this Agreement.

(iv)         This Agreement is the legal, valid and binding obligation of such Holder enforceable against such Holder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except that the enforcement of rights with respect to indemnification and contribution obligations may be limited by applicable law.

(v)          It has the right to enter into this Agreement without the consent of any third party.

(vi)         It is the holder of the respective Note for its own account in the ordinary course of its business.

(vii)       It has not dealt with any broker, investment banker, agent or other person, that may be entitled to any commission or compensation in connection with the consummation of any of the transactions contemplated hereby.

(viii)      It is a Qualified Transferee.

8.           Independent Analyses of each Holder.   Each Holder acknowledges that, except for the representations made in Section 7, it has, independently and without reliance upon any other Holders and based on such documents and information as such Holder has deemed appropriate, made its own credit analysis and decision to purchase its respective Note. Each Holder hereby acknowledges that the other Holders shall have no responsibility for (i) the collectability of the Mortgage Loans, (ii) the validity, enforceability or legal effect of any of the Mortgage Loan Documents or the title insurance policy or policies or any survey furnished or to be furnished in connection with the origination of the Mortgage Loans, (iii) the validity, sufficiency or effectiveness of the lien created or to be created by the Mortgage Loan Documents, or (iv) the financial condition of the Borrowers. Each Holder assumes all risk of loss in connection with its respective Note for reasons other than gross negligence, willful misconduct or breach of this Agreement by any other Holder or negligence, willful misconduct or bad faith by any Servicer.

9.           No Creation of a Partnership or Exclusive Purchase Right.   Nothing contained in this Agreement, and no action taken pursuant hereto, shall be deemed to constitute among any Holder (or the Master Servicer, Special Servicer or Trustee on its behalf) and any other Holders a partnership, association, joint venture or other entity. Each Holder (or the Master Servicer, Special Servicer or Trustee on its behalf) shall have no obligation whatsoever to offer to the other Holders the opportunity to purchase notes or interests relating to any future loans originated by such Holder or any of its Affiliates, and if any Holder chooses to offer to any of the other Holders, the opportunity to purchase notes or interests in any future mortgage loans originated by such Holder or its Affiliates, such offer shall be at such purchase price and interest rate as such Holder chooses, in its sole and absolute discretion. None of the Holders shall have any obligation whatsoever to purchase from any other Holder any notes or interests in any future loans originated by any other Holder or any of its Affiliates.

10.         Not a Security.    None of the Notes shall be deemed to be a security within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934.

11.         Other Business Activities of the Holders.    Each Holder acknowledges that the other Holders may make loans or otherwise extend credit to, and generally engage in any kind of business with, any Affiliate of any of the Borrowers, and receive payments on such other loans or extensions of credit to any Affiliate of any of the Borrowers and otherwise act with respect thereto freely and without accountability, but only if none of the foregoing violate the Mortgage Loan Documents, in the same manner as if this Agreement and the transactions contemplated hereby were not in effect.

12.         Transfer of Notes.   (a)  Each Holder may Transfer up to 49% (in the aggregate) of its beneficial interest in its Note whether or not the related transferee is a Qualified Transferee without a Rating Agency Confirmation. Each Holder shall not Transfer more than 49% (in the aggregate) of its beneficial interest in its Note unless (i) prior to a Securitization of any Note, the other Holder has consented to such Transfer, in which case the related transferee shall thereafter be deemed to be a “Qualified Transferee” for all purposes under this Agreement, (ii) after a Securitization of any Note, a Rating Agency Confirmation has been received with respect to such Transfer, in which case the related transferee shall thereafter be deemed to be a “Qualified Transferee” for all purposes under this Agreement, (iii) such Transfer is to a Qualified Transferee, or (iv) such Transfer is in connection with a sale by a Securitization trust. Any such transferee must assume in writing the obligations of the transferring Holder hereunder and agree to be bound by the terms and provisions of this Agreement and the Servicing Agreement. Such proposed transferee (except in the case of Transfers that are made in connection with a Securitization) shall also remake each of the representations and warranties contained herein for the benefit of the other Holder. Notwithstanding the foregoing, without the non-transferring Holders’ prior consent (which will not be unreasonably withheld), and, if any such non-transferring Holder’s Note is in a Securitization, without a Rating Agency Confirmation from each Rating Agency that has been engaged by the Depositor to rate the securities issued in connection with such Securitization, no Holder shall Transfer all or any portion of its Note to any of the Borrowers or an Affiliate of any of the Borrowers and any such Transfer shall be absolutely null and void and shall vest no rights in the purported transferee.

(b)         Except for a Transfer made in connection with a Securitization, or a Transfer made by an initial Holder to an Affiliate, at least five (5) days prior to a transfer of any Note, the transferring Holder shall provide to the other Holders and, if any Certificates are outstanding, to the Rating Agencies, a certification that such transfer will be made in accordance with this Section 12, such certification to include (1) the name and contact information of the transferee and (2) if applicable, a certification by the transferee that it is a Qualified Transferee.

(c)          The Holders acknowledge that any Rating Agency Confirmation may be granted or denied by the Rating Agencies in their sole and absolute discretion and that such Rating Agencies may charge the transferring Holder customary fees in connection with providing such Rating Agency Confirmation.

(d)         Notwithstanding anything to the contrary contained herein, each Holder may pledge or transfer (a “Pledge”) its Note to any entity (other than any of the Borrowers or any Affiliate of any of the Borrowers) that has extended a credit facility to such Holder or has entered into a repurchase agreement with such Holder and that, in each case, is either a Qualified Transferee or a financial institution whose long-term unsecured debt is rated at least “A” (or the equivalent) or better by each Rating Agency (a “Note Pledgee”), or to a Person with respect to which a Rating Agency Confirmation has been obtained, on terms and conditions set forth in this Section 12(d), it being further agreed that a financing provided by a Note Pledgee to any Holder or any Affiliate that controls such Holder that is secured by such Holder’s interest in its respective Note and is structured as a repurchase arrangement, shall qualify as a “Pledge” hereunder on the condition that all applicable terms and conditions of this Section 12 are complied with. A Note Pledgee that is not a Qualified Transferee may not take title to a Note without a Rating Agency Confirmation. Upon written notice, if any, by the pledging Holder to the other Holders and the Servicer that a Pledge has been effected (including the name and address of the applicable Note Pledgee), the other Holders agree to acknowledge receipt of such notice and thereafter agree: (i) to give such Note Pledgee written notice of any default by the pledging Holder in respect of its obligations under this Agreement of which default such Holder has actual knowledge and which notice shall be given simultaneously with the giving of such notice to the pledging Holder; (ii) to allow such Note Pledgee a period of ten (10) Business Days to cure a default by the pledging Holder in respect of its obligations to the other Holders hereunder, but such Note Pledgee shall not be obligated to cure any such default; (iii) that no amendment, modification, waiver or termination of this Agreement or the Servicing Agreement (if the pledging Holder had the right to consent to such amendment, modification, waiver or termination pursuant to the terms hereof) shall be effective against such Note Pledgee without the written consent of such Note Pledgee, which consent shall not be unreasonably withheld, conditioned or delayed and which consent shall be deemed to be given if Note Pledgee shall fail to respond to any request for consent to any such amendment, modification, waiver or termination within 10 days after request therefor; (iv) that the other Holders shall accept any cure by such Note Pledgee of any default of the pledging Holder which such pledging Holder has the right to effect hereunder, as if such cure were made by such pledging Holder; (v) that the other Holders or Servicer shall deliver to Note Pledgee such estoppel certificate(s) as Note Pledgee shall reasonably request, provided that any such certificate(s) shall be in a form reasonably satisfactory to the other Holders; and (vi) that, upon written notice (a “Redirection Notice”) to the Servicer by such Note Pledgee that the pledging Holder is in default beyond any applicable cure periods with respect to the pledging Holder’s obligations to such Note Pledgee pursuant to the applicable credit agreement or other agreements relating to the Pledge between the pledging Holder and such Note Pledgee (which notice need not be joined in or confirmed by the pledging Holder), and until such Redirection Notice is withdrawn or rescinded by such Note Pledgee, Note Pledgee (or at any time that pledging Holder otherwise directs that such payment be made to Note Pledgee pursuant to a separate notice) shall be entitled to receive any payments that any Servicer would otherwise be obligated to make to the pledging Holder from time to time pursuant to this Agreement or any Servicing Agreement. Any pledging Holder hereby unconditionally and absolutely releases the other Holders and any Servicer from any liability to the pledging Holder on account of any Holder’s or Servicer’s compliance with any Redirection Notice believed by any Servicer or other Holder in good faith to have been delivered by a Note Pledgee. Note Pledgee shall be permitted to exercise fully its rights and remedies against the pledging Holder (and accept an assignment in lieu of foreclosure as to such collateral), in accordance with applicable law, the pledge agreement, repurchase agreement or similar agreement between the pledging Holder and the Note Pledgee and this Agreement. In such event, or if the pledging holder otherwise assigns its interests to the Note Pledgee, the other Holders and the Servicer shall recognize such Note Pledgee (and any transferee (other than any of the Borrowers or any Affiliate of any of the Borrowers) that is also a Qualified Transferee at any foreclosure or similar sale held by such Note Pledgee or any transfer in lieu of foreclosure), and such Person’s successor and assigns, as the successor to the pledging Holder’s rights, remedies and obligations under this Agreement, and any such Note Pledgee or Qualified Transferee shall assume in writing the obligations of the pledging Holder hereunder accruing from and after such Transfer (i.e., realization upon the collateral by such Note Pledgee) and agrees to be bound by the terms and provisions of this Agreement. The rights of a Note Pledgee under this Section 12(d) shall remain effective as to any Holder (and any Servicer) unless and until such Note Pledgee shall have notified such Holder (and any Servicer, as applicable) in writing that its interest in the pledged Note has terminated.

13.         Exercise of Remedies by the Servicer.   (a)  Subject to the terms of this Agreement and the Servicing Agreement and subject to the rights and consents, where required, of the Directing Holder, the Servicer shall have the sole and exclusive authority with respect to the administration of, and exercise of rights and remedies with respect to, the Mortgage Loans, including, without limitation, the sole and exclusive authority to (i) modify or waive any of the terms of the Mortgage Loan Documents, (ii) consent to any action or failure to act by a Borrower or any party to the Mortgage Loan Documents, (iii) vote all claims with respect to the Mortgage Loans in any bankruptcy, insolvency or other similar proceedings and (iv) to take legal action to enforce or protect the Holders’ interests with respect to the Mortgage Loans or to refrain from exercising any powers or rights under the Mortgage Loan Documents, including the right at any time to call or waive any Events of Default, or accelerate or refrain from accelerating the Mortgage Loans or institute any foreclosure action, and the Holders shall have no voting, consent or other rights whatsoever with respect to the Servicer’s administration of, or exercise of its rights and remedies with respect to, the Mortgage Loans other than as provided in the Servicing Agreement. Subject to the terms and conditions of the Servicing Agreement, the Servicer shall have the sole and exclusive authority to make Property Advances with respect to the Mortgage Loans. Except as otherwise provided in this Agreement, each Holder agrees that it shall have no right to, and hereby presently and irrevocably assigns and conveys to the Servicer the rights, if any, that such Holder has to (A) call or cause the Servicer to call an event of default under the Mortgage Loans, or (B) exercise any remedies with respect to the Mortgage Loans or the Borrowers, including, without limitation, filing or causing the Lead Note Holder or such Servicer to file any bankruptcy petition against the Borrowers. Each Holder shall, from time to time, execute such documents as any Servicer shall reasonably require to evidence such assignment with respect to the rights described in clause (iii) of the first sentence in this Section 13(a).

(b)         The Lead Servicer and the related Trustee shall not have any fiduciary duty to the Non-Lead Note Holders in connection with the administration of the Mortgage Loans (but the foregoing shall not relieve the Lead Servicer and the related Trustee from their respective obligation under the Servicing Agreement to make any disbursement of funds as set forth herein).

(c)         The Holders hereby acknowledge and agree that the Servicing Agreement shall provide that, subject to the satisfaction of the conditions set forth in the next sentence, upon the Mortgage Loans becoming Defaulted Mortgage Loans, if the Special Servicer determines to sell the Defaulted Mortgage Loans (or the Lead Note), it will be required to sell the entirety of the Defaulted Mortgage Loans, collectively as a single whole loan (i.e., the Lead Note and Non-Lead Notes). Any such sale of the entirety of the Defaulted Mortgage Loans is subject to the satisfaction of the following:

(i)          Each Non-Lead Note Holder has provided written consent to such sale; or

(ii)         The Special Servicer has delivered the following notices and information to each Non-Lead Note Holder:

(1)          at least 15 Business Days prior written notice of any decision to attempt to sell the Defaulted Mortgage Loans;

(2)          at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale;

(3)          at least 10 days prior to the proposed sale date, a copy of the most recent Appraisal for the Mortgage Loans, and any documents in the Servicing File reasonably requested by a Non-Lead Note Holder; and

(4)          until the sale is completed and a reasonable period of time (but no less time than is afforded to other offerors and the Directing Holder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale.

Any Non-Lead Note Holder may waive any delivery or timing requirements set forth above only for itself. Subject to the foregoing, each of the Lead Note Holder, the Directing Holder, the Non-Lead Note Holders and the Non-Directing Holders shall be permitted to submit an offer at any sale of the Defaulted Mortgage Loans (unless such Person is a Borrower or an agent or Affiliate of a Borrower).

The Non-Lead Note Holders hereby appoint the Lead Note Holder as their agent, and grant to the Lead Note Holder an irrevocable power of attorney coupled with an interest, and its proxy, for the purpose of soliciting and accepting offers for and consummating the sale of the Non-Lead Notes. Each Non-Lead Note Holder further agrees that, upon the request of the Lead Note Holder, such Non-Lead Note Holder shall execute and deliver to or at the direction of Lead Note Holder such powers of attorney or other instruments as the Lead Note Holder may reasonably request to better assure and evidence the foregoing appointment and grant, in each case promptly following such request, and shall deliver the related original Non-Lead Note, endorsed in blank, to or at the direction of the Lead Note Holder in connection with the consummation of any such sale.

The authority of the Lead Note Holder to sell the Non-Lead Notes, and the obligations of the Non-Lead Note Holders to execute and deliver instruments or deliver the Non-Lead Notes upon request of the Lead Note Holder, shall terminate and cease to be of any further force or effect upon the date, if any, upon which the Lead Note is repurchased by the Lead Note Seller from the trust fund established under the Servicing Agreement in connection with a material breach of representation or warranty made by the Lead Note Seller with respect to the Lead Note or material document defect with respect to the documents delivered by the Lead Note Seller with respect to the Lead Note upon the consummation of the Lead Securitization.

(d)         Notwithstanding anything to the contrary contained herein, the exercise by the Servicer on behalf of the Holders of its rights under this Section 13 shall be subject in all respects to any section of the Servicing Agreement governing REMIC administration, and in no event shall the Servicer be permitted to take any action or refrain from taking any action if taking or failing to take such action, as the case may be, would violate the laws of any applicable jurisdiction, breach the Mortgage Loan Documents or be inconsistent with the Servicing Standard or violate any other provisions of the Servicing Agreement or violate the REMIC provisions of the Code or any regulations promulgated thereunder, including, without limitation, the provisions of Section 2(g) of this Agreement.

14.         Rights of the Directing Holder.    The Directing Holder shall be entitled to exercise the rights and powers granted to the Directing Holder hereunder and the rights and powers granted to the “Directing Holder,” “Controlling Class Certificateholder,” “Controlling Class Representative” or similar party under, and as defined in, the Servicing Agreement with respect to the Mortgage Loans. In addition, the Directing Holder shall be entitled to advise (1) the Special Servicer with respect to all matters related to a Specially Serviced Mortgage Loan and (2) the Special Servicer with respect to all matters for which the Master Servicer must obtain the consent or deemed consent of the Special Servicer, and, except as set forth below (i) the Master Servicer shall not be permitted to take any Major Action unless it has obtained the prior written consent of the Special Servicer and (ii) the Special Servicer shall not be permitted to consent to the Master Servicer’s taking any Major Action nor will the Special Servicer itself be permitted to take any Major Action as to which the Directing Holder has objected in writing within ten (10) Business Days (or 30 days with respect to an Acceptable Insurance Default) after receipt of the written recommendation and analysis and such additional information requested by the Directing Holder as may be necessary in the reasonable judgment of the Directing Holder in order to make a judgment with respect to such Major Action. The Directing Holder may also direct the Special Servicer to take, or to refrain from taking, such other actions with respect to the Mortgage Loans as the Directing Holder may deem advisable, subject to the terms of the Servicing Agreement.

If the Directing Holder fails to notify the Special Servicer of its approval or disapproval of any proposed Major Action within ten (10) Business Days (or 30 days with respect to an Acceptable Insurance Default) after delivery to the Directing Holder by the applicable Servicer of written notice of a proposed Major Action together with any information requested by the Directing Holder as may be necessary in the reasonable judgment of the Directing Holder in order to make a judgment, then upon the expiration of such ten (10) Business Day (or 30 days with respect to an Acceptable Insurance Default) period, such Major Action shall be deemed to have been approved by the Directing Holder.

In the event that the Special Servicer or Master Servicer (in the event the Master Servicer is otherwise authorized by the Servicing Agreement to take such action), as applicable, determines that immediate action, with respect to the foregoing matters, or any other matter requiring consent of the Directing Holder is necessary to protect the interests of the Holders (as a collective whole) and the Special Servicer has made a reasonable effort to contact the Directing Holder, the Master Servicer or the Special Servicer, as the case may be, may take any such action without waiting for the Directing Holder’s response.

No objection, direction or advice contemplated by the preceding paragraphs may require or cause the Master Servicer or the Special Servicer, as applicable, to violate any provision of the Mortgage Loan Documents, applicable law, the Servicing Agreement, this Agreement, the REMIC provisions of the Code or the Master Servicer or Special Servicer’s obligation to act in accordance with the Servicing Standard or expose the Master Servicer or the Special Servicer to liability, or materially expand the scope of the Master Servicer’s or Special Servicer’s responsibilities under the Servicing Agreement.

The Directing Holder shall have no liability to the other Holders or any other Person for any action taken, or for refraining from the taking of any action or the giving of any consent or the failure to give any consent pursuant to this Agreement or the Servicing Agreement, or errors in judgment, absent any loss, liability or expense incurred by reason of its willful misfeasance, bad faith or gross negligence. The Holders agree that the Directing Holder may take or refrain from taking actions, or give or refrain from giving consents, that favor the interests of one Holder over the other Holder, and that the Directing Holder may have special relationships and interests that conflict with the interests of another Holder and, absent willful misfeasance, bad faith or gross negligence on the part of the Directing Holder agree to take no action against the Directing Holder or any of its officers, directors, employees, principals or agents as a result of such special relationships or interests, and that the Directing Holder will not be deemed to have been grossly negligent or reckless, or to have acted in bad faith or engaged in willful misfeasance or to have recklessly disregarded any exercise of its rights by reason of its having acted or refrained from acting, or having given any consent or having failed to give any consent, solely in the interests of any Holder.

The Holders acknowledge that the Servicing Agreement may contain certain provisions that give an operating advisor certain non-binding consultation rights with respect to Major Actions.

15.         Appointment of Special Servicer.    Subject to the terms of the Servicing Agreement, the Directing Holder shall have the right at any time and from time to time, with or without cause, to replace the Special Servicer then acting with respect to the Mortgage Loans and appoint a Qualified Servicer as the replacement Special Servicer in lieu thereof. The Directing Holder shall designate a Person to serve as Special Servicer by delivering to the other Holders and the parties to the A-1 Notes PSA and the UBS-C10 PSA a written notice stating such designation and by satisfying the other conditions required under the Servicing Agreement (including, without limitation, a Rating Agency Confirmation, if required by the terms of the Servicing Agreement), if any.

The Directing Holder agrees and acknowledges that prior to the A-1 Notes Securitization, the Special Servicer could be terminated under the UBS-C10 PSA in connection with a “servicer termination event” thereunder, or otherwise based on a recommendation by the operating advisor under the UBS-C10 PSA if (1) the operating advisor determines, in its sole discretion exercised in good faith, that (a) the Special Servicer has failed to comply with the Servicing Standard and (b) a replacement of the Special Servicer would be in the best interest of the holders of Certificates issued under the UBS-C10 PSA (as a collective whole) and (2) the affirmative vote of the requisite certificate holders is obtained. The Directing Holder will retain its right to remove and replace the Special Servicer, but the Directing Holder may not restore a Special Servicer that has been removed in accordance with the preceding sentence.

16.         Rights of the Non-Directing Holders.   (a)  The Servicer shall be required (and the Servicing Agreement shall require the Servicer):

(i)           to provide copies of the same notices, information and reports that it is required to provide to the Directing Holder pursuant to the Servicing Agreement with respect to any Major Actions or the implementation of any recommended actions outlined in an Asset Status Report relating to the Mortgage Loans to the Non-Directing Holders (but without regard to whether or not the Directing Holder actually has lost any rights to receive such information as a result of a Consultation Termination Event), within the same time frame as specified with respect to the Directing Holder (but without regard to whether or not the Directing Holder actually has lost any rights to receive such information as a result of a Consultation Termination Event); provided, however, that if a Non-Lead Note has been included in a Securitization, then for any information for which the Special Servicer would be required to provide to the related Non-Directing Holder, the Special Servicer shall provide such notice to the master servicer of the other Securitization transaction, who shall forward such notice as and when required under the terms of the related Securitization documents; and

(ii)          to consult with each Non-Directing Holder on a strictly non-binding basis, if, having received such notices, information and reports, such Non-Directing Holder requests consultation with respect to any such Major Action or the implementation of any recommended actions outlined in an Asset Status Report relating to the Mortgage Loans, and consider alternative actions recommended by such Non-Directing Holder; provided that after the expiration of a period of ten (10) Business Days from the delivery to each Non-Directing Holder of written notice of a proposed action, together with copies of the notice, information and report required to be provided to the Directing Holder, the Servicer shall no longer be obligated to consult with the Non-Directing Holders, whether or not the Non-Directing Holders have responded within such ten (10) Business Day period (unless the Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) Business Day period shall be begin anew from the date of such proposal and delivery of all information relating thereto).

(b)         Notwithstanding the foregoing non-binding consultation rights of the Non-Directing Holders, the Servicer may take any Major Action or any action set forth in the Asset Status Report before the expiration of the aforementioned ten (10) Business Day period if the Servicer determines that immediate action with respect thereto is necessary to protect the interests of the Holders.

(c)          In addition to the foregoing non-binding consultation rights, the Non-Directing Holders shall have the right to annual conference calls with the Master Servicer or the Special Servicer, upon reasonable notice and at times reasonably acceptable to the Master Servicer or the Special Servicer, as applicable, in which servicing issues related to the Mortgage Loans are discussed.

(d)         In no event shall the Servicer be obligated at any time to follow or take any alternative actions recommended by any of the Non-Directing Holders.

(e)          Any Non-Directing Holder that is a Borrower or an Affiliate of a Borrower shall not be entitled to any of the rights set forth in this Section 16.

17.          Advances; Reimbursement of Advances.   (a)  From time to time, (i) pursuant to terms of the Servicing Agreement, the Lead Servicer and/or the related Trustee may be obligated to make (1) Property Advances with respect to the Mortgage Loans or the Mortgaged Properties and (2) P&I Advances with respect to the Lead Note and (ii) pursuant to the terms of a Non-Lead Servicing Agreement, the related Non-Lead Master Servicer and/or the related Trustee may be obligated to make P&I Advances with respect to a Non-Lead Note. The Lead Servicer and/or the related Trustee will not be required to make any P&I Advance with respect to any Non-Lead Note and the related Non-Lead Master Servicer and/or the related Trustee will not be required to make any P&I Advance with respect to any Lead Note or any Property Advance. The Lead Servicer, each Non-Lead Master Servicer and any Trustee will be entitled to interest on any Advance made in the manner and from the sources provided in the A-1 Notes PSA or the UBS-C10 PSA, as applicable.

(b)          The Lead Servicer and the related Trustee, as applicable, will be entitled to reimbursement for a Property Advance, first from the Collection Account established with respect to the Mortgage Loans, and then, if such Property Advance is a Nonrecoverable Advance, if such funds on deposit in the Collection Account are insufficient, from general collections of the Lead Securitization as provided in the Servicing Agreement.

(c)          To the extent amounts on deposit in the Collection Account with respect to the Mortgage Loans are insufficient to reimburse the Lead Servicer for any Property Advance and/or interest thereon and the Lead Servicer or the related Trustee, as applicable, obtains funds from general collections of the Lead Securitization as a reimbursement for a Property Advance or interest thereon, each Non-Lead Note Holder (including any Securitization into which any Non-Lead Note is deposited) shall be required to, promptly following notice from the Lead Servicer, pay to the Lead Securitization for its pro rata share of such Property Advance and/or interest thereon at the Reimbursement Rate. In addition, each Non-Lead Note Holder (including any Securitization into which any Non-Lead Note is deposited) shall promptly reimburse the Lead Servicer or the related Trustee for such Non-Lead Note Holder’s pro rata share of any fees, costs or expenses incurred in connection with the servicing and administration of the Mortgage Loans as to which the Lead Securitization or any of the parties thereto are entitled to be reimbursed pursuant to the terms of the Servicing Agreement (to the extent amounts on deposit in the Collection Account with respect to the Mortgage Loans are insufficient for reimbursement of such amounts).

(d)          The parties to each of the A-1 Notes PSA and the UBS-C10 PSA shall each be entitled to make their own recoverability determination with respect to a P&I Advance based on the information that they have on hand and in accordance with the A-1 Notes PSA or the UBS-C10 PSA, as applicable.

(e)          If the Lead Servicer or the related Trustee elects to defer the reimbursement of a Property Advance in accordance with the terms of the Servicing Agreement, the Lead Servicer or the related Trustee shall also defer its reimbursement of each Non-Lead Note share from the Non-Lead Note Holders.

18.         Provisions Relating to Securitization.

(a)          New Notes. For so long as TTRS, LCF or an Affiliate of LCF (an “Initial Note Holder”) is the owner of any Notes, such Initial Note Holder shall have the right, subject to the terms of the applicable Mortgage Loan Documents, to cause the applicable Borrower to execute amended and restated notes (“Amended Notes”) or additional notes (“New Notes”) reallocating the principal of the Note or Notes that it owns (but in no case any Note that it does not then own) among Amended Notes and New Notes or severing a Note into one or more further “component” notes in the aggregate principal amount equal to the then outstanding principal balance of the Note or Notes being amended or replaced (“Old Notes”), provided that (i) the aggregate principal balance of the Amended Notes and New Notes following such amendments is no greater than the principal balance of the Old Notes prior to such amendments, (ii) all Amended Notes and New Notes continue to have the same interest rate as the Old Note of which it was a part prior to such amendments, (iii) all Amended Notes and New Notes pay pro rata and on a pari passu basis with the other Notes and such reallocated or component notes shall be automatically subject to the terms of this Agreement and (iv) the Initial Note Holder holding the Amended Notes and/or the New Notes shall notify each other Holder, as applicable, and, if any other Note has been included in a securitization, the parties under each applicable pooling and servicing agreement, in writing of such modified allocations and principal amounts. In connection with the foregoing, (1) the Master Servicer is hereby authorized to execute amendments to the applicable Loan Agreement and this Agreement (or to amend and restate the applicable Loan Agreement and this Agreement) on behalf of any or all of the Holders solely for the purpose of reflecting such reallocation of principal or such severing of a Note, (2) if a Note is severed into “component” notes, such component notes shall each have their same rights as the respective original Note and (3) the definition of the term “Securitization” and all of the related defined terms may be amended (and new terms added, as necessary) to reflect the New Notes. Rating Agency Confirmation shall not be required for any amendments to this Agreement required to facilitate the terms of this Section 18(a). The Initial Note Holder whose Note is being reallocated or split pursuant to this Section 18(a) shall reimburse the other Holders for all costs and expenses incurred by the other Holders in connection with the reallocation or split.

(b)         Each Non-Lead Note Holder agrees that (if the related Non-Lead Note is included in a Securitization other than the Lead Securitization) it shall cause the related Non-Lead Servicing Agreement to provide as follows:

(i)          the applicable master servicer and trustee for such Securitization shall be required to notify the master servicer, special servicer and trustee of each other Securitization of the amount of any P&I Advance it has made with respect to the Note included in such Securitization within two Business Days of making such advance;

(ii)         if the applicable master servicer, special servicer or trustee determines that a proposed P&I Advance, if made, or any outstanding P&I Advance previously made, would be, or is, as applicable, a nonrecoverable advance, the master servicer shall provide the other servicers written notice of such determination within 2 Business Days after such determination was made;

(iii)        in the event such Non-Lead Note Holder is responsible for its proportionate share of any Nonrecoverable Advances (or any other portion of a Nonrecoverable Advance) (and advance interest thereon) or other fee or expense pursuant to Section 17, and funds received with respect to such Non-Lead Note are insufficient to cover such amounts, (x) the related master servicer will be required to pay the Master Servicer, Special Servicer or Lead Trustee, as applicable, out of general funds in the collection account (or equivalent account) established under the related Non-Lead Servicing Agreement and (y) if the Lead Servicing Agreement permits the Master Servicer, Special Servicer or Lead Trustee to pay itself from the Lead Securitization Trust’s general account then the master servicer under the related Non-Lead Servicing Agreement will be required to reimburse the Lead Securitization Trust out of general funds in the collection account (or equivalent account) established under the related Non-Lead Servicing Agreement;

(iv)        each of the Master Servicer and the Special Servicer shall be indemnified (as and to the extent the Lead Securitization Trust is required to indemnify each such party) against any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses, incurred in connection with any PSA that relate solely to its servicing of the Mortgage Loans, as applicable, and the master servicer under the related Non-Lead Servicing Agreement will be required to reimburse the Master Servicer, Special Servicer or Lead Trustee, as applicable, out of general funds in the collection account (or equivalent account) established under the related Non-Lead Servicing Agreement;

(v)         each of trustee and the master servicer under the related Non-Lead Servicing Agreement, as applicable, shall acknowledge that, (i) each of the Master Servicer and the Lead Trustee will be a third party beneficiary under the related Non-Lead Servicing Agreement with respect to any provisions therein relating to (1) the reimbursement of any nonrecoverable advances made with respect to such Non-Lead Note by the Master Servicer or the Lead Trustee and (2) as to the Master Servicer only, the indemnification of the Master Servicer against any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses, incurred in connection with any PSA and relating to such Non-Lead Note and (ii) the Special Servicer will be a third party beneficiary under the related Non-Lead Servicing Agreement with respect to any provisions therein relating to (1) the reimbursement of any nonrecoverable advances made with respect to such Non-Lead Note by the Special Servicer (it being understood that the Special Servicer is not required to make any Advances) and (2) the indemnification of the Special Servicer against any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses, incurred in connection with any PSA and relating to such Non-Lead Note; and

(vi)        the Master Servicer and the Special Servicer shall be third party beneficiaries of the foregoing provisions.

(c)         The A-1 Notes Holder shall provide the Depositor, the Non-Lead Servicer and the Non-Lead Special Servicer under the UBS-C10 PSA (as of the A-1 Notes Securitization

Date) (provided such party is not also a party to the A-1 Notes PSA) notice of the A-1 Notes Securitization in writing (which may be by email) prior to or promptly following the A-1 Notes Securitization Date. Unless accompanied by the A-1 Notes PSA, such notice shall contain contact information for each of the parties to the A-1 Notes PSA and the identity of the Controlling Class Representative under such A-1 Notes PSA. In addition, after the A-1 Notes Securitization Date, the A-1 Notes Holder shall send a copy of the A-1 Notes PSA to the Depositor, the Non-Lead Servicer and the Non-Lead Special Servicer under the UBS-C10 PSA (as of the A-1 Notes Securitization Date) provided such party is not also a party to the A-1 Notes PSA.

(d)         The Lead PSA shall provide that:

(i)           the Master Servicer and Trustee for such Securitization shall be required to notify the servicer, special servicer and trustee of each other Securitization of the amount of any P&I Advance it has made with respect to the Note included in such Securitization within two Business Days of making such advance;

(ii)          if the Master Servicer or Trustee determines that a proposed P&I Advance, if made, or any outstanding P&I Advance previously made, would be, or is, as applicable, a nonrecoverable advance, the Master Servicer shall provide the other servicers written notice of such determination within 2 Business Days after such determination was made;

(iii)         the Master Servicer shall remit all payments received (or advanced) with respect to any Non-Lead Note, net of its Servicing Fee and any other applicable fees and reimbursements payable to the Master Servicer, the Special Servicer and the Trustee, to such Non-Lead Note Holder on the applicable Master Servicer Remittance Date;

(iv)        the Master Servicer agrees to make available to each master servicer under the Non-Lead Servicing Agreement the CREFC® Investor Reporting Package® pursuant to the terms of the Servicing Agreement on a monthly basis on the applicable Master Servicer Remittance Date;

(v)         the Master Servicer, any primary servicer, the Special Servicer and the Lead Trustee, certificate administrator or other party acting as custodian for the Lead Securitization shall be required to deliver (and shall be required to cause each other servicer and servicing function participant (within the meaning of Items 1123 and 1122, respectively, of Regulation AB) retained or engaged by it to deliver), to the parties to the related Non-Lead Servicing Agreement, at its own expense, in a timely manner, the reports, certifications, compliance statements, accountants’ assessments and attestations, information to be included in reports (including, without limitation, Form 15G, Form 10K, Form 10D, and Form 8K), and other materials specified in a Non-Lead Servicing Agreement as the parties to each Non-Lead Securitization may require in order to comply with their obligations under the Securities Act of 1933, as amended, Securities Exchange Act of 1934 (including Rule 15Ga-1), as amended, and Regulation AB, and any other applicable law. Without limiting the generality of the foregoing, the Lead Note Holder for a Lead Securitization shall provide in a timely manner to the depositor and the trustee for any prior Securitization a copy of the Servicing Agreement and each Lead Servicer (at the expense of the Lead Note Holder) will be required, upon prior written request, to provide to the depositor and the trustee for any prior Securitization any other information required to comply in a timely manner with applicable filing requirements under Items 1.01 and 6.02 of Form 8-K, any other disclosure information required pursuant to Regulation AB in a timely manner for inclusion in any disclosure document (and, with respect to the Servicing Agreement, for filing under Form 8-K), and with respect to the Lead Servicers, upon prior written request, market indemnification agreements, opinions and Regulation AB compliance letters as were or are being delivered with respect to the Lead Securitization. As used in this Agreement, “Regulation AB” means Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§ 229.1100-229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the United States Securities and Exchange Commission (the “Commission”) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time, in each case as effective from time to time as of the compliance dates specified therein. The Master Servicer, any primary servicer and the Special Servicer, upon prior written request, shall each be required to provide certification and indemnification to each Certifying Person with respect to the Sarbanes-Oxley Certification (or analogous terms) as such terms are defined in the Non-Lead Servicing Agreement;

(vi)        the servicing duties of each of the Master Servicer and Special Servicer under the Servicing Agreement shall include the duty to service each Non-Lead Note on behalf of the related Trustees and related Certificate holders in accordance with the terms and provisions of this Agreement, the Servicing Agreement and the Servicing Standard;

(vii)       with respect to any Non-Lead Note, the Master Servicer shall withdraw from the related Collection Account and remit to the Holder of the applicable Non-Lead Note, within one (1) Business Day of receipt of properly identified funds, any amounts that represent late collections or principal prepayments on such Non-Lead Note or any successor REO Property with respect thereto (exclusive of any portion of such amount payable or reimbursable to any third party in accordance with this Agreement), unless such amount would otherwise be included in the monthly remittance to the Holder of such Non-Lead Note for the month of receipt; provided, however, that to the extent any such amounts are received after 3:00 p.m. Eastern time on any given Business Day, the Master Servicer shall use commercially reasonable efforts to remit such late collections or principal prepayments to the related Non-Lead Master Servicer within one Business Day of receipt of properly identified funds but, in any event, the Master Servicer shall remit such amounts within two Business Days of receipt of properly identified funds;

(viii)      the Non-Lead Note Holders are intended third-party beneficiaries in respect of the rights afforded it under the Servicing Agreement and each master servicer under a Non-Lead Servicing Agreement will be entitled to enforce the rights of the related Trustee with respect to such Non-Lead Note under this Agreement and the Servicing Agreement;

(ix)         each master servicer and special servicer under any Non-Lead Servicing Agreement shall be a third-party beneficiary of the Servicing Agreement with respect to all provisions therein expressly relating to compensation, reimbursement or indemnification of such master servicer or special servicer, as the case may be, and the provisions regarding coordination of Advances;

(x)          it shall not be amended in a manner that materially and adversely affects the rights of the Non-Lead Note Holders without their consent;

(xi)         it shall satisfy Moody’s rating methodology as of the closing date of the Lead Securitization related to permitted investments and eligible accounts applicable to securities rated “Aaa” by Moody’s;

(xii)        in connection with (A) any amendment of the Servicing Agreement, a party to such Servicing Agreement is required to provide a copy of the executed amendment to the depositor under each Non-Lead Servicing Agreement and one or more parties to the related Non-Lead Servicing Agreement (which may be by e-mail), together with a copy of such amendment in electronic format, no later than the effective date of such amendment, and (B) the termination, resignation and/or replacement of the Master Servicer or Special Servicer under the Servicing Agreement, the replacement “master servicer” or replacement “special servicer”, as applicable, is required to provide to the depositor under each Non-Lead Servicing Agreement and one or more parties to the related Non-Lead Servicing Agreement all disclosure about itself that is required to be included in Form 8-K no later than the date of effectiveness thereof;

(xiii)       provide that “servicer termination events” (or any analogous term under the Servicing Agreement) include customary market termination events with respect to failure to make advances, failure to remit payments to the Non-Lead Note Holders as required, failure to deliver (or cause to be delivered) materials or information required in order for the Non-Lead Note Holders or the depositor under a Non-Lead Servicing Agreement to timely comply with its obligations under the Exchange Act, the Securities Act or Form SF-3, and for rating agency triggers with respect to any Certificates, subject to customary grace periods (provided that, in the case of failures related to the securities laws, such grace periods will not cause a depositor under a Non-Lead Servicing Agreement to fail to comply with the applicable provisions of such securities laws);

(xiv)       provide that if a Non-Lead Note becomes the subject of an “asset review” under a Non-Lead Servicing Agreement, the applicable parties to the Servicing Agreement are required to reasonably cooperate with the related asset representations reviewer or other applicable party to such Non-Lead Servicing Agreement in connection with such asset review, including with respect to providing access to related underlying documents to the extent the asset representations reviewer or such other applicable party to the related Non-Lead Servicing Agreement has not obtained such documents from the related Non-Lead Note Holder and such documents are in the possession of the applicable party to the Servicing Agreement; and

(xv)       any conflict between the Lead PSA and this Agreement will be resolved in favor of this Agreement; and

(xvi)      in the case of the A-1 Notes PSA, have provisions materially consistent with those set forth in the UBS-C10 PSA with respect to:

(A) servicing transfer events that would result in the transfer of the Mortgage Loans to special servicing status;

(B)  the authority of the servicers in the UBS-C10 Securitization to grant or agree or consent to material modifications, waivers and amendments to the Mortgage Loans, or to approve material assignments and assumptions or material additional indebtedness in connection with the Mortgage Loans;

(C)  requirements to obtain an appraisal or appraisal update following a transfer of the Mortgage Loans to special servicing status and periodic updates thereof;

(D) duties of the special servicer in respect of foreclosure and the management of REO property; and

(E)  subject to various adjustments and caps provided for in the A-1 Notes PSA (which shall be substantially similar to those set forth in the UBS-C10 PSA), primary servicing, special servicing, workout and liquidation fees (and, in any event, the fees at which such compensation accrue or are determined shall not exceed 0.00125% per annum, 0.25% per annum, 1.00% and 1.00%, respectively), provided, however, that (1) this clause (xvi) shall not be construed to prohibit differences in timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificate holder or investor voting or consent thresholds, or to prohibit or restrict additional approval, consent, consultation, notice or rating agency confirmation requirements; and (2) in the event of any conflict between this sentence and any other provision of this Agreement, such other provision of this Agreement shall control.

Any conflict between the Lead PSA and this Agreement will be resolved in favor of this Agreement.

(e)          If any provision required to be included in the A-1 Notes PSA or the UBS-C10 PSA is not included therein as required in this Agreement, each Holder agrees that each such provision shall be deemed to be incorporated as a provision of and made a part of the A-1 Notes PSA or the UBS-C10 PSA, as the case may be.

(f)           At no time shall the A-1 Notes be included in different securitizations nor shall either A-1 Note be securitized without the other A-1 Note. Additionally, prior to the A-1 Notes Securitization, the A-1 Notes shall be held by the same Person.

19.         Governing Law; Waiver of Jury Trial.   THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR

THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

20.         Modifications.   This Agreement shall not be modified, cancelled or terminated except by an instrument in writing signed by the parties hereto. Additionally, from and after a Securitization, except to cure any ambiguity or to correct any error or as set forth in Section 18(a), (b) and (c), this Agreement may not be modified unless a Rating Agency Confirmation has been delivered with respect to each Securitization, except that no Rating Agency Confirmation shall be required in connection with a modification to cure any ambiguity or to correct or supplement any provision herein that may be defective or inconsistent with any other provisions herein.

21.         Successors and Assigns; Third Party Beneficiaries.    This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Each of the Master Servicer, Special Servicer, Non-Lead Master Servicers, Non-Lead Special Servicers and related Trustees is an intended third-party beneficiary of this Agreement. Except as provided in Section 5 and the preceding sentence, none of the provisions of this Agreement shall be for the benefit of or enforceable by any Person not a party hereto.

22.         Counterparts.    This Agreement may be executed in any number of counterparts and all of such counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Agreement.

23.         Captions.    The titles and headings of the paragraphs of this Agreement have been inserted for convenience of reference only and are not intended to summarize or otherwise describe the subject matter of the paragraphs and shall not be given any consideration in the construction of this Agreement.

24.         Notices.    Unless otherwise expressly provided herein in the case of any specific notice, all notices required hereunder shall be given by (i) telephone (confirmed in writing) or shall be in writing and personally delivered, (ii) sent by facsimile transmission if the sender on the same day sends a confirming copy of such notice by reputable overnight delivery service (charges prepaid), (iii) reputable overnight delivery service (charges prepaid) or (iv) certified United States mail, postage prepaid return receipt requested, and addressed to the respective parties at their addresses set forth on Exhibit B hereto, or at such other address as any party shall hereafter inform the other party by written notice given as aforesaid. All written notices so given shall be deemed effective upon receipt.

25.         Custody of Mortgage Loan Documents.    The originals of all of the Mortgage Loan Documents (other than the A-1 Notes) will be held by the UBS-C10 Trustee (or by a custodian on its behalf) under the terms of the UBS-C10 PSA on behalf of all of the Holders until the A-1 Notes Securitization Date, at which time the originals of all of the Mortgage Loan Documents (other than the UBS C-10 Notes) will be transferred to and held by the A-1 Notes Trustee (or by a custodian on its behalf) on behalf of all of the Holders.

26.         Replacement Co-Lender Agreement.     In the event that the Mortgage Loans are no longer cross-collateralized and cross-defaulted, the BCC Holders shall enter into a replacement co-lender agreement with respect to the BCC Mortgage Loan and the BP Holders shall enter into a replacement co-lender agreement with respect to the BP Mortgage Loan. Each such replacement co-lender agreement shall be on substantially similar terms as this Agreement; except that: (i) notwithstanding the terms of the applicable Mortgage Loan Documents, the replacement co-lender agreement governing any particular Mortgage Loan shall treat and deem the other Mortgage Loan and the Notes related thereto as having been paid in full and no longer outstanding and the Mortgaged Property primarily related to such other Mortgage Loan released; and (ii) the “control note” under the replacement co-lender agreement governing the BP Mortgage Loan and the BP Notes shall be BP Note A-1.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, each of the Holders has caused this Agreement to be duly executed as of the day and year first above written.

BCC Note A-1 Holder:
TUEBOR TRS II LLC

By:	/s/ David M. Traitel
Name: David M. Traitel
Title: Managing Director

BCC Note A-2 Holder:
TUEBOR TRS II LLC

By:	/s/ David M. Traitel
Name: David M. Traitel
Title: Managing Director

BP Note A-1 Holder:
TUEBOR TRS II LLC

By:	/s/ David M. Traitel
Name: David M. Traitel
Title: Managing Director

BP Note A-2 Holder:
TUEBOR TRS II LLC

By:	/s/ David M. Traitel
Name: David M. Traitel
Title: Managing Director

Signature Page

Branson Co-Lender Agreement

EXHIBIT A

MORTGAGE LOAN SCHEDULE

A.       Description of Mortgage Loans

1.         BCC Mortgage Loan

Borrower:	Branson Landing Hotel, L.L.C.
Mortgage Loan Origination Date:	March 16, 2018
Initial Principal Amount of Mortgage Loan:	$17,750,000
Co-Lender Closing Date Mortgage Loan Principal Balance:	$17,730,608
Location of Mortgaged Property:	Branson, Missouri
Current Use of Mortgaged Property:	Hospitality – Full Service
Mortgage Interest Rate:	5.510% per annum
Maturity Date:	April 6, 2028

2.         BP Mortgage Loan

Borrower:	Boutique Hotel Development Company, L.L.C.
Mortgage Loan Origination Date:	March 16, 2018
Initial Principal Amount of Mortgage Loan:	$13,500,000
Co-Lender Closing Date Mortgage Loan Principal Balance:	$13,485,251
Location of Mortgaged Property:	Branson, Missouri
Current Use of Mortgaged Property:	Hospitality – Full Service
Mortgage Interest Rate:	5.510% per annum
Maturity Date:	April 6, 2028

A-1

B.        Description of Notes

1.         BCC Notes

Mortgage Loan Origination Date:	March 16, 2018
Initial Note A-1 Principal Balance:	$10,650,000
Initial Note A-2 Principal Balance:	$7,100,000
Initial Note A-1 Percentage Interest:	60%
Initial Note A-2 Percentage Interest:	40%
Note A-1 Interest Rate:	5.510% per annum
Note A-2 Interest Rate:	5.510% per annum
Note A-1 Default Interest Rate:	Lesser of (i) the maximum rate permitted by applicable law, or (ii) five percent (5%) above the Note A-1 Interest Rate, compounded monthly.
Note A-2 Default Interest Rate:	Lesser of (i) the maximum rate permitted by applicable law, or (ii) five percent (5%) above the Note A-2 Interest Rate, compounded monthly.

2.         BP Notes

Mortgage Loan Origination Date:	March 16, 2028
Initial Note A-1 Principal Balance:	$8,100,000
Initial Note A-2 Principal Balance:	$5,400,000
Initial Note A-1 Percentage Interest:	60%
Initial Note A-2 Percentage Interest:	40%
Note A-1 Interest Rate:	5.510% per annum
Note A-2 Interest Rate:	5.510% per annum
Note A-1 Default Interest Rate:	Lesser of (i) the maximum rate permitted by applicable law, or (ii) five percent (5%) above the Note A-1 Interest Rate, compounded monthly.
Note A-2 Default Interest Rate:	Lesser of (i) the maximum rate permitted by applicable law, or (ii) five percent (5%) above the Note A-2 Interest Rate, compounded monthly.

A-2

EXHIBIT B

Holders:

Tuebor TRS II LLC

c/o Ladder Capital Finance LLC

345 Park Avenue, 8th Floor

New York, New York 10154

Attention: Mark Ableman

with a copy to:

Tuebor TRS II LLC

c/o Ladder Capital Finance LLC

345 Park Avenue, 8th Floor

New York, New York 10154

Attention: Kelly Porcella

with a copy to:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, New York 10038

Attention: William Campbell, Esq.

with a copy to:

Wells Fargo Bank National Association

Commercial Mortgage Servicing

MAC D1050-084

401 South Tryon Street, 8th Floor

Charlotte, NC 28202

Attention: Asset Management

B-1

EXHIBIT C

PERMITTED FUND MANAGERS

Westbrook Partners

iStar Financial Inc.

Capital Trust

Archon Capital, L.P.

Whitehall Street Real Estate Fund, L.P.

The Blackstone Group

Normandy Real Estate Partners

Dune Real Estate Partners

AllianceBernstein

Rockwood

RREEF Funds

Hudson Advisors

Artemis Real Estate Partners

Apollo Real Estate Advisors

Colony Capital, Inc.

Praedium Group

Fortress Investment Group, LLC

Lonestar Opportunity Funds

Clarion Partners

Walton Street Capital, LLC

Starwood Financial Trust

BlackRock, Inc.

Eightfold Real Estate Capital, L.P.

Rialto Capital Management, LLC

Rialto Capital Advisors, LLC

Raith Capital Partners, LLC

KKR Real Estate Manager Finance LLC

C-1